                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 8-K/A

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of report (Date of earliest event reported): December 15, 2000


                              BROADCOM CORPORATION
               (Exact Name of Registrant as Specified in Charter)


          California                  000-23993                  33-0480482
------------------------------       ------------            -------------------
       (State or Other               (Commission               (IRS Employer
Jurisdiction of Incorporation)       File Number)            Identification No.)


                  16215 Alton Parkway, Irvine, California 92618
               (Address of Principal Executive Offices) (Zip Code)


       Registrant's telephone number, including area code: (949) 450-8700


                                 Not Applicable
                     --------------------------------------
          (Former Name or Former Address, if Changed since Last Report)

        This amendment to the Current Report on Form 8-K originally filed on December 29, 2000 is being filed in order to include the historical financial statements of SiByte, Inc. ("SiByte") and the unaudited pro forma financial information listed below.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

        (a) Financial statements of business acquired.

        The following financial statements of SiByte are included in this report:

        Audited balance sheets of SiByte as of December 31, 1998 and 1999 and the related statements of operations, stockholders' equity (deficit) and cash flows years for the period from inception (July 20, 1998) through December 31, 1998 and the year ended December 31, 1999.

        Unaudited balance sheets of SiByte as of September 30, 2000 and the unaudited statements of operations, stockholders' equity (deficit) and cash flows for the nine months ended September 30, 1999 and 2000.

        (b) Pro forma financial information.

        The following unaudited pro forma condensed financial information is being filed herewith:

        Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2000.

        Unaudited Pro Forma Condensed Combined Statements of Operations for the nine months ended September 30, 2000 and the twelve months ended December 31, 1999.

        (c) Exhibits.

            23.1 Consent of Independent Accountants

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of SiByte, Inc.
  (a company in the development stage)

        In our opinion, the accompanying balance sheets and the related statements of operations, of changes in stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of SiByte, Inc. at December 31, 1998 and 1999 and the results of its operations and its cash flows for the period from inception (July 20, 1998) through December 31, 1998 and the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America . These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PricewaterhouseCoopers LLP


San Jose, California
April 18, 2000

                                  SIBYTE, INC.

                      (A COMPANY IN THE DEVELOPMENT STAGE)
                                 BALANCE SHEETS

                                                                DECEMBER 31,
                                                        ----------------------------       SEPTEMBER 30,
                                                           1998             1999               2000
                                                        ---------       ------------       ------------
                                                                                            (UNAUDITED)
ASSETS

Current assets:
    Cash and cash equivalents                           $  42,000       $  5,676,000       $ 31,792,000
    Restricted cash                                            --          1,000,000                 --
    Short-term investments                                     --            999,000                 --
    Accounts receivable                                    91,000                 --                 --
    Prepaid expenses and other current assets                  --            491,000          1,457,000
                                                        ---------       ------------       ------------
        Total current assets                              133,000          8,166,000         33,249,000

Property and equipment, net                                 5,000          3,905,000          6,224,000
Other assets                                                4,000             78,000            178,000
                                                        ---------       ------------       ------------

        Total assets                                    $ 142,000       $ 12,149,000       $ 39,651,000
                                                        =========       ============       ============

LIABILITIES, MANDATORILY CONVERTIBLE AND
REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS'
EQUITY (DEFICIT)

Current liabilities:
    Accounts payable                                    $  11,000       $  2,635,000       $  1,128,000
    Accrued liabilities                                    90,000            123,000            475,000
    Short-term loan                                            --          1,000,000                 --
    Deferred revenue                                      239,000          3,251,000          3,751,000
                                                        ---------       ------------       ------------
        Total liabilities                                 340,000          7,009,000          5,354,000
                                                        ---------       ------------       ------------

Commitments and Contingencies (Note 9)

Mandatorily Convertible and Redeemable
  Preferred Stock (Note 4)                                 29,000         13,220,000         53,218,000
                                                        ---------       ------------       ------------

Stockholders' equity (deficit):
  Common Stock:  $0.001 par value; 10,300,000,
    20,000,000 and 30,000,000 (unaudited)
    authorized; 10,028,000, 11,785,000 and
    13,511,000 (unaudited) shares issued and
    outstanding                                             7,000              9,000             11,000

    Additional paid-in capital                              6,000            374,000         29,459,000
    Unearned stock-based compensation                          --                 --        (24,690,000)
    Accumulated deficit                                  (240,000)        (8,463,000)       (23,701,000)
                                                        ---------       ------------       ------------
      Total stockholders' equity (deficit)               (227,000)        (8,080,000)       (18,921,000)
                                                        ---------       ------------       ------------

        Total liabilities, mandatorily convertible
          and redeemable preferred stock and
          stockholders' equity (deficit)                $ 142,000       $ 12,149,000       $ 39,651,000
                                                        =========       ============       ============


   The accompanying notes are an integral part of these financial statements.

                                  SIBYTE, INC.

                      (A COMPANY IN THE DEVELOPMENT STAGE)
                            STATEMENTS OF OPERATIONS

                                              FOR THE                                                                 FOR THE
                                            PERIOD FROM                                                             PERIOD FROM
                                             INCEPTION                                                                INCEPTION
                                          (JULY 20, 1998)                           NINE MONTHS ENDED              (JULY 20, 1998)
                                              THROUGH         YEAR ENDED              SEPTEMBER 30,                    THROUGH
                                            DECEMBER 31,     DECEMBER 31,      ------------------------------       SEPTEMBER 30,
                                               1998             1999              1999               2000                2000
                                          ---------------    -----------       -----------       ------------       ------------
                                                                                        (UNAUDITED)                  (UNAUDITED)
Consulting revenue                           $  68,000       $   245,000       $   245,000       $         --       $    313,000
                                             ---------       -----------       -----------       ------------       ------------

Costs and expenses:
    Cost of contract development,
      research and development                 278,000         7,858,000         5,855,000         14,626,000         22,762,000
    Selling, general and administrative         31,000           725,000           397,000          1,558,000          2,314,000
                                             ---------       -----------       -----------       ------------       ------------
        Total cost and expenses                309,000         8,583,000         6,252,000         16,184,000         25,076,000
                                             ---------       -----------       -----------       ------------       ------------

Loss from operations                          (241,000)       (8,338,000)       (6,007,000)       (16,184,000)       (24,763,000)
Interest income, net                             1,000           115,000            39,000            946,000          1,062,000
                                             ---------       -----------       -----------       ------------       ------------
Net loss                                     $(240,000)      $(8,223,000)      $(5,968,000)      $(15,238,000)      $(23,701,000)
                                             =========       ===========       ===========       ============       ============

   The accompanying notes are an integral part of these financial statements.

                                  SIBYTE, INC.

                      (A COMPANY IN THE DEVELOPMENT STAGE)
                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                                   DEFICIT
                                                                                                 ACCUMULATED
                                               COMMON STOCK       ADDITIONAL       UNEARNED      DURING THE
                                        ----------------------      PAID-IN      STOCK-BASED     DEVELOPMENT
                                           SHARES       AMOUNT      CAPITAL      COMPENSATION       STAGE            TOTAL
                                        -----------    -------   ------------    ------------    ------------    ------------
Issuance of common stock                  9,000,000    $ 6,000   $         --    $         --    $         --    $      6,000
Exercise of common stock options          1,028,000      1,000          6,000              --              --           7,000
Net loss                                         --         --             --              --        (240,000)       (240,000)
                                        -----------    -------   ------------    ------------    ------------    ------------

Balance at December 31, 1998             10,028,000      7,000          6,000              --        (240,000)       (227,000)

Exercise of common stock options          2,413,000      2,000        243,000              --              --         245,000
Repurchase of common stock                 (656,000)        --        (36,000)             --              --         (36,000)
Expense for options granted to
    consultants                                  --         --         11,000              --              --          11,000
Capital contribution by related party            --         --        150,000              --              --         150,000
Net loss                                         --         --             --              --      (8,223,000)     (8,223,000)
                                        -----------    -------   ------------    ------------    ------------    ------------

Balance at December 31, 1999             11,785,000      9,000        374,000              --      (8,463,000)     (8,080,000)

Exercise of common stock options
    (unaudited)                           1,726,000      2,000        869,000              --              --         871,000
Expense for options granted to
    consultants (unaudited)                      --         --      1,751,000              --              --       1,751,000
Unearned employee stock-based
    compensation (unaudited)                     --         --     26,285,000     (26,285,000)             --              --
Amortization of unearned employee
    stock-based compensation
    (unaudited)                                  --         --             --       1,595,000              --       1,595,000
Capital contribution by related party
    (unaudited)                                  --         --        180,000              --              --         180,000
Net loss (unaudited)                             --         --             --              --     (15,238,000)    (15,238,000)
                                        -----------    -------   ------------    ------------    ------------    ------------

Balance at September 30, 2000
    (unaudited)                          13,511,000    $11,000   $ 29,459,000    $(24,690,000)   $(23,701,000)   $(18,921,000)
                                        ===========    =======   ============    ============    ============    ============

   The accompanying notes are an integral part of these financial statements.

                                  SIBYTE, INC.

                      (A COMPANY IN THE DEVELOPMENT STAGE)
                            STATEMENTS OF CASH FLOWS

                                                        FOR THE                                                     FOR THE
                                                      PERIOD FROM                                                 PERIOD FROM
                                                       INCEPTION                                                   INCEPTION
                                                       (JULY 20,                                                   (JULY 20,
                                                         1998)                            NINE MONTHS ENDED          1998)
                                                        THROUGH       YEAR ENDED            SEPTEMBER 30,           THROUGH
                                                      DECEMBER 31,    DECEMBER 31,   --------------------------   SEPTEMBER 30,
                                                         1998             1999           1999          2000           2000
                                                       ---------      ------------   -----------   ------------   ------------
                                                                                            (UNAUDITED)            (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                             $(240,000)     $ (8,223,000)  $(5,968,000)  $(15,238,000)  $(23,701,000)
    Adjustments to reconcile net loss to
      net cash generated from (used in)
      operating activities:
        License fee paid directly by ATI                      --         1,000,000            --             --      1,000,000
        Capital contribution                                  --           150,000       105,000        180,000        330,000
        Stock compensation                                    --            11,000            --      3,346,000      3,357,000
        Depreciation and amortization                      1,000           703,000       368,000      1,713,000      2,417,000
        Changes in assets and liabilities:
          Prepaid expenses and other current assets           --          (491,000)     (162,000)      (966,000)    (1,457,000)
          Accounts receivable                            (91,000)           91,000        91,000             --             --
          Accounts payable                                11,000         2,624,000     3,558,000     (1,507,000)     1,128,000
          Accrued expenses                                90,000            33,000        (2,000)       352,000        475,000
          Other long-term assets                          (4,000)          (74,000)       (7,000)      (100,000)      (178,000)
          Deferred revenue                               239,000         3,012,000     3,012,000        500,000      3,751,000
                                                       ---------      ------------   -----------   ------------   ------------
            Net cash generated from (used in)
              operating activities                         6,000        (1,164,000)      995,000    (11,720,000)   (12,878,000)
                                                       ---------      ------------   -----------   ------------   ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property and equipment                   (6,000)       (4,603,000)   (2,628,000)    (4,032,000)    (8,641,000)
  Restricted cash                                             --        (1,000,000)           --      1,000,000             --
  Purchase of short-term investments                          --          (999,000)           --        999,000             --
                                                       ---------      ------------   -----------   ------------   ------------
            Net cash used in investing activities         (6,000)       (6,602,000)   (2,628,000)    (2,033,000)    (8,641,000)
                                                       ---------      ------------   -----------   ------------   ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock, net             13,000           209,000       141,000        871,000      1,093,000
  Proceeds from issuance of preferred stock, net          29,000        12,191,000     9,468,000     39,998,000     52,218,000
  Proceeds from (payments on) short-term loan                 --         1,000,000            --     (1,000,000)            --
                                                       ---------      ------------   -----------   ------------   ------------
            Net cash provided by financing activities     42,000        13,400,000     9,609,000     39,869,000     53,311,000
                                                       ---------      ------------   -----------   ------------   ------------

Net increase in cash and cash equivalents                 42,000         5,634,000     7,976,000     26,116,000     31,792,000

Cash and cash equivalents at beginning of period              --            42,000        42,000      5,676,000             --
                                                       ---------      ------------   -----------   ------------   ------------
Cash and cash equivalents at end of period             $  42,000      $  5,676,000   $ 8,018,000   $ 31,792,000   $ 31,792,000
                                                       =========      ============   ===========   ============   ============


   The accompanying notes are an integral part of these financial statements.

                                  SIBYTE, INC.

                      (A COMPANY IN THE DEVELOPMENT STAGE)
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

THE COMPANY

        SiByte, Inc. (the "Company") was incorporated in Delaware on July 20, 1998 and operates in a single industry segment encompassing the marketing, design, licensing and manufacturing of integrated circuits.

        Since commencing activities, the Company has been principally involved in research and development, market analysis and other business planning activities. The Company has had no revenue from product sales and since inception has incurred net losses. At December 31, 1999, the Company was considered to be in development stage; accordingly, the Company's statements of operations should not be regarded as typical for normal operating periods.

UNAUDITED INTERIM RESULTS

        The accompanying interim financial statements as of September 30, 2000, for the nine months ended September 30, 1999 and 2000 and for the period from inception (July 20, 1998) through September 30, 2000 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the Company's financial position, results of operations and cash flows as of September 30, 2000, for the nine months ended September 30 1999 and 2000 and for the period from inception (July 20, 1998) through September 30, 2000. The financial data and other information disclosed in these notes to financial statements related to these periods are unaudited.

USE OF ESTIMATES

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RESEARCH AND DEVELOPMENT COSTS

        Research and development costs are charged to operations as incurred.

CASH AND CASH EQUIVALENTS

        The Company considers all highly liquid investment instruments with an original maturity of three months or less on the date of purchase to be cash equivalents. At December 31, 1999, approximately $5,676,000 of money market funds was included in cash and cash equivalents and $1,000,000 of certificates of deposit was included in restricted cash. At December 31, 1999, $1,000,000, in cash and cash equivalents was restricted as collateral under the Company's line of credit agreement (see Note 8).

REVENUE RECOGNITION

        Contract development revenue from related parties is generally recognized on the completion of the related development work. Contract development revenue from unrelated parties is recognized on a percentage of completion basis. The percentage of completion is generally measured using the predefined milestones as defined in the contracts. Amounts received from customers prior to related revenue recognition are reported as deferred revenue.

                                  SIBYTE, INC.

                      (A COMPANY IN THE DEVELOPMENT STAGE)
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)

PROPERTY AND EQUIPMENT

        Property and equipment are stated at cost. Depreciation for all property and equipment is computed using the straight-line method over the estimated useful lives of the assets, generally three years.

LONG-LIVED ASSETS

        The Company reviews for the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition are less than the asset net book value. No such impairment losses have been identified by the Company.

CONCENTRATION OF CREDIT RISKS AND SIGNIFICANT CUSTOMERS

        Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash, cash equivalents, temporary cash investments and accounts receivable.

        The Company has invested primarily in certificates of deposits and money market accounts, which are held with major financial institutions. The Company's sales are derived from product development agreements and royalty arrangements with third parties and related entities in the semiconductor industry. The Company performs ongoing credit evaluations of its customers and provides reserves for potential credit losses where necessary. To date, the Company has not experienced any material bad debt losses as a result of uncollectible accounts.

        The carrying value of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate their fair values due to their relatively short maturities. The carrying value of long-term debt approximates fair value as the interest rates approximate current market rates of similar debt. The Company does not hold or issue financial instruments for trading purposes.

STOCK-BASED COMPENSATION

        The Company accounts for stock-based employee compensation arrangements using the intrinsic value method as prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations thereof. Accordingly, compensation cost for stock options is measured as the excess, if any, of the market price of the Company's stock at the date of grant over the stock option exercise price. In addition, the Company complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123").

INCOME TAXES

        Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the tax basis of assets and liabilities and their financial statement reported amounts. A valuation allowance is provided against deferred tax assets if it is more likely than not that they will not be realized, either through the generation of future taxable income or through carryback potential.

COMPREHENSIVE INCOME

        In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components and is effective for period beginning after December 15, 1997. The Company's comprehensive income approximated net income for all periods presented.

                                  SIBYTE, INC.

                      (A COMPANY IN THE DEVELOPMENT STAGE)
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)

RECENT ACCOUNTING PRONOUNCEMENTS

        In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Company does not believe that FAS 133 will have any material impact on its financial statement reporting requirements.

NOTE 2 - RELATED PARTY TRANSACTIONS:

        The Company issued 1,412,000 shares of Series B Mandatorily Convertible and Redeemable Preferred Stock to ATI in June 1999. ATI owns approximately 13% of the Company's outstanding common and preferred stock (computed on as if converted basis) at December 31, 1999.

LICENSE AGREEMENT

        In June 1999, the Company entered into a Development and License Agreement ("ATI Agreement") with ATI. Under the terms of the ATI Agreement, ATI agreed to fund the development of a low power high performance CPU core, based on the achievement of milestones outlined in the ATI Agreement. Products developed under the ATI Agreement will be jointly owned by ATI and the Company.

        Total payments to the Company under the ATI Agreement shall not exceed $7,000,000. Of that amount, $3,000,000 and $500,000 (unaudited) have been paid during 1999 and the nine months ended September 30, 2000, respectively. No revenue has been recognized from that contract. All amounts included in deferred revenue as of December 31, 1998, December 31, 1999 and September 30, 2000 relate to this contract. Payments are made once milestones, which have been established in the agreement are met. Revenue will be recognized under the ATI Agreement once all milestones have been completed. The Company will be able to use the results of the research in its own products in exclusive business market segments until December 31, 2002 as part of the ATI agreement.

CAPITAL CONTRIBUTION

        During 1999, ATI committed to providing the Company a portion of its leased working facilities at no cost for the period from February 1999 to July 2001. The estimated rent expense for this leased property of $150,000 and $180,000 (unaudited) during 1999 and the nine months ended September 30, 2000, respectively has been recorded as a capital contribution. The Company also paid cash to ATI for a portion of its leased facilities totaling $60,000 and $90,000 (unaudited) during 1999 and the nine months ended September 30, 2000, respectively.

MIPS LICENSE FEE

        In June 1999, the Company entered into a technology license agreement with MIPS. On behalf of the Company, ATI paid the initial $1,000,000 license fee payment directly to MIPS. In June 1999, the Company issued 352,941 shares of Series B Mandatorily Convertible and Redeemable Preferred Stock to ATI in consideration for payments made to MIPS.

LINE OF CREDIT

        In February 2000, the Company entered into a line of credit agreement with ATI expiring August 2000. This line of credit provides for the Company to borrow up to $3,600,000 from ATI, which is secured by the assets of the Company. Borrowings under the line of credit accrue interest at 7%. There are no financial covenants associated with this line. In April 2000 upon completion of the Company's Series E Preferred Stock financing, this line of credit expired unused.

                                  SIBYTE, INC.

                      (A COMPANY IN THE DEVELOPMENT STAGE)
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)

PREFERRED STOCK

        In connection with the Series D Mandatorily Convertible and Redeemable Preferred Stock issuance, ATI, along with other significant stockholders, received the right of first refusal on defined future equity issuances to enable ATI to maintain its pro rata ownership percentage in the Company. Future equity purchases under this right will be made at the then fair market value.

NOTE 3 - BALANCE SHEET COMPONENTS:

                                                   DECEMBER 31,
                                          -------------------------      SEPTEMBER 31,
                                           1998            1999              2000
                                          -------       -----------      -------------
                                                                          (UNAUDITED)
PROPERTY AND EQUIPMENT:
    CAD tools                             $    --       $ 3,437,000       $ 6,130,000
    Computer hardware                          --         1,159,000         2,497,000
    Computer software                       6,000            13,000            14,000
                                          -------       -----------       -----------
                                            6,000         4,609,000         8,641,000
    Less: Accumulated depreciation
      and amortization                     (1,000)         (704,000)       (2,417,000)
                                          -------       -----------       -----------
                                          $ 5,000       $ 3,905,000       $ 6,224,000
                                          =======       ===========       ===========

ACCRUED LIABILITIES:
    Accrued employee compensation         $56,000       $   117,000       $   342,000
    Other operating expenses                   --                --           121,000
    Other                                  34,000             6,000            12,000
                                          -------       -----------       -----------
                                          $90,000       $   123,000       $   475,000
                                          =======       ===========       ===========

NOTE 4 - MANDATORILY CONVERTIBLE AND REDEEMABLE PREFERRED STOCK:

        Mandatorily Convertible and Redeemable Preferred Stock consists of the following:

                                                         SHARES                   PROCEEDS NET
                                               ----------------------------       OF ISSUANCE
   SERIES                                      AUTHORIZED       OUTSTANDING          COSTS
                                                ---------         ---------       -----------
      A                                           450,000           450,000       $    29,000
      B                                         2,118,000         2,118,000         5,984,000
      C                                         1,149,000         1,149,000         4,984,000
      D                                           500,000           480,000         2,223,000
                                                ---------         ---------       -----------
Balance at December 31, 1999                    4,217,000         4,197,000        13,220,000

      E                                         2,402,000         1,919,000        39,998,000
                                                ---------         ---------       -----------
Balance at September 30, 2000 (unaudited)       6,619,000         6,116,000      $ 53,218,000
                                                =========         =========      ============

                                  SIBYTE, INC.

                      (A COMPANY IN THE DEVELOPMENT STAGE)
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)

        The holders of Mandatorily Convertible and Redeemable Preferred Stock have various rights and preferences as follows:

CONVERSION

        Each share of Series A, B, C, D and E Mandatorily Convertible and Redeemable ("Series A, B, C, D and E") Preferred Stock outstanding is convertible into Common Stock at any time at the option of the holder based on a formula which currently results in a one-for-one exchange ratio of Common Stock for Preferred Stock. This formula is subject to adjustments, as defined, which essentially provide dilution protection for holders of Preferred Stock. The shares of Preferred Stock for Series A and B automatically convert into shares of Common Stock upon the effectiveness of a registration statement under the Securities Act of 1933, as amended, if the offering results in gross proceeds of at least $10,000,000 and the per share offering price is at least $3.33. The shares of Series C and D Preferred Stock automatically convert into shares of Common Stock upon the effectiveness of a registration statement under the Securities Act of 1933, as amended, if the offering results in gross proceeds of at least $20,000,000, and the per share offering price is at least $6.67. The shares of Series E Preferred Stock automatically convert into shares of Common Stock upon the effectiveness of a registration statement under the Securities Act of 1933, as amended, if the offering results in gross proceeds of at least $31.26 the per share offering price is at least $20,000,000.

        At December 31, 1999, based upon the effective conversion ratio, the Company has reserved 450,000, 2,118,000, 1,149,000 and 480,000 shares of Common Stock for the conversion of the Series A, B, C and D Preferred Stock, respectively. At September 30, 2000, the Company has reserved 1,919,000 shares of Common Stock for the conversion of the Series E Preferred Stock.

DIVIDENDS

        Noncumulative dividends at the annual rate of $0.0053, $0.0227, $0.3483, $0.3717 and $1.6672 per share for Series A, B, C, D and E, respectively, as declared by the Board of Directors, are payable to the preferred stockholders in preference to any dividends for Common Stock declared by the Board of Directors. Dividends on shares of Preferred Stock may exceed the annual per share rate of $0.0053, $0.0227, $0.3483, $0.3717 and $1.6672 for Series A, B, C, D and E,
respectively, in the event that a higher dividend rate is paid on any other class of the Company's stock. In such an event, the dividends on the shares of Preferred Stock will be paid at the same rate, determined on an if-converted basis. No dividends have been declared to date.

LIQUIDATION

        In the event of liquidation, the preference is as follows: (1) holders of Series B, C, D and E Preferred Stock are entitled to a per share distribution in preference to all other holders of Preferred or common stock equal to $2.833, $4.353, $4.647 and $20.84 per share, respectively, (2) holders of Series A Preferred Stock are entitled to a per share distribution equal to $0.067 per share, (3) holders of Series C, D and E Preferred Stock, on a as if converted basis to common stock and holders of common stock shall share equally remaining assets until such time that holders of Series C, D and E Preferred Stock receive $8.706, $9.294 and $41.68 per share, respectively, and (4) remaining assets would be shared equally among all holders of common stock.

REDEMPTION

        Redemption is required in the event any acquisition or merger of the Company results in the transfer of 50% or more of the outstanding voting power or the sale of all or substantially all of the assets. Holders of Series A, B, C, D and E Preferred Stock are entitled to receive amounts equal in value as if a liquidation event had occurred.

                                  SIBYTE, INC.

                      (A COMPANY IN THE DEVELOPMENT STAGE)
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)

VOTING

        With respect to the election of members of the Board of Directors, (i) so long as at least one million fifty thousand (1,050,000) shares of Series B Preferred Stock are outstanding (as adjusted for stock splits, combinations and the like), one (1) member of the Board of Directors shall be elected by the holders of the Series B Preferred Stock, voting as a separate class (the "Series B Director") and (ii) two (2) members of the Board of Directors shall be elected by the holders of the Common Stock, voting as a separate class (the "Common Directors"). All remaining member(s) of the Board of Directors shall be elected by holders of a majority of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Common Stock, voting together as a single class (and not as separate series) and on an as-converted basis (the "Joint Director(s)").

NOTE 5 - COMMON STOCK:

        At December 31, 1999, the Company's Articles of Incorporation, as amended, authorize the Company to issue 20,000,000 shares of no par value Common Stock. At December 31, 1999, there are 11,785,000 shares of Common Stock issued and outstanding.

NOTE 6 - EMPLOYEE BENEFITS:

1998 STOCK OPTION PLAN

        In September 1998, the Company adopted a stock option plan (the "1998 Plan"), which authorizes the Board of Directors to grant incentive stock options and nonstatutory stock options to employees, directors, and consultants for up to 4,500,000 shares of Common Stock.

        Under the 1998 Plan, incentive stock options are granted at a price that is not less than 100% of the fair market value of the stock on the date of grant, as determined by the Board of Directors. Nonstatutory stock options are granted at a price that is not to be less than 85% of the fair market value of the stock on the date of grant, as determined by the Board of Directors. Options vest at 25% on the first anniversary of the date of grant and thereafter vest in equal monthly installments over the remaining 36 months. Options granted to shareholders who own more than 10% of the outstanding stock of the Company at the time of grant must be issued at prices not less than 110% of the estimated fair value of the stock on the date of grant. All options granted under the 1998 Plan are immediately exercisable, but subject to vesting and repurchase.

                                  SIBYTE, INC.

                      (A COMPANY IN THE DEVELOPMENT STAGE)
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)

       The following table summarizes activity under the Plan (in thousands):

                                                                  WEIGHTED
                                                                  AVERAGE
                                    OPTIONS       OPTIONS      EXERCISE PRICE
                                   AVAILABLE    OUTSTANDING      PER SHARE
                                   ---------    -----------    --------------
    Shares reserved                  4,500             --
    Granted                         (1,028)         1,028         $ 0.007
    Exercised                           --         (1,028)          0.007
                                    ------         ------
Balance at December 31, 1998         3,472             --

    Reserved                           500
    Granted                         (3,159)         3,159            0.48
    Exercised                           --         (2,413)           0.10
                                    ------         ------
Balance at December 31, 1999           813            746            0.46

    Reserved (unaudited)             1,000             --              --
    Granted (unaudited)             (1,696)         1,696            4.84
    Exercised (unaudited)               --         (1,726)           0.50
                                    ------         ------

Balance at September 30, 2000
  (unaudited)                          117            716         $ 10.74
                                    ======         ======

        Significant option groups outstanding at December 31, 1999, and related weighted average exercise price and contractual life information are as follows (shares in thousands):

                                                                    WEIGHTED
                                                                     AVERAGE
 RANGE OF       OPTIONS OUTSTANDING   OPTIONS EXERCISABLE           REMAINING
 EXERCISE       --------------------  -------------------          CONTRACTUAL
  PRICES        SHARES      PRICE     SHARES        PRICE        LIFE (IN YEARS)
-----------     ------    ----------  ------        -----        ---------------
$0.3 - $0.5      746        $0.46       746         $0.46             9.8

                                  SIBYTE, INC.

                      (A COMPANY IN THE DEVELOPMENT STAGE)
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)

FAIR VALUE DISCLOSURES

        All options were granted at an exercise price equal to the fair market value of the Company's Common Stock at the date of grant as determined by the Company's Board of Directors. The weighted average fair value of the stock options granted in the period from inception (July 20, 1998) through December 31, 1998 and the year ended December 31, 1999, each is approximately $0.003 and $0.10, respectively, per share. The fair value of options at the date of grant was estimated on the date of grant based on the minimum value method using following assumptions:

                                             FOR THE
                                           PERIOD FROM
                                            INCEPTION
                                         (JULY 20, 1998)
                                             THROUGH          YEAR ENDED
                                          DECEMBER 31,       DECEMBER 31,
                                              1998               1999
                                         ---------------  -----------------

Expected life (years)                          4                  4
Risk-free interest rate                      4.36%              6.00%
Dividend yield                                 --                 --



       Had compensation cost for the Company's stock options been determined based on the fair value of the options at the date of grant using the minimum value method as permitted by SFAS 123, the Company's pro forma net loss would have been as follows:


                                      FOR THE
                                    PERIOD FROM
                                     INCEPTION
                                  (JULY 20, 1998)
                                      THROUGH          YEAR ENDED
                                    DECEMBER 31,       DECEMBER 31,
                                       1998               1999
                                  ---------------     -------------
Net loss:
    As reported                      $(240,000)       $(8,223,000)
    Pro forma                         (240,000)        (8,241,000)

401(K) SAVINGS PLAN

        Effective March 1, 1999, the Company adopted the Salary Savings Plan (the "Savings Plan") pursuant to Section 401(k) of the Internal Revenue Code (the "Code"), whereby eligible employees may contribute up to 15% of their earnings, not to exceed amounts allowed under the Code. Under the terms of the Savings Plan, the Company may make contributions at the discretion of the Board of Directors. No contributions have been made to the Savings Plan by the Company.

STOCK-BASED COMPENSATION

        In connection with certain stock option grants to employees and board members made during 2000, the Company recognized approximately $26,285,000 (unaudited) of unearned stock-based compensation for the excess of the deemed fair market value over the exercise price at the date of grant for the nine months ended September 30, 2000. As a result, the Company recorded stock-based compensation expense of $1,595,000 (unaudited) for the nine months ended September 30, 2000 of which $1,435,000 (unaudited) and $160,000 (unaudited) is included in cost of contract development, research and development and selling, general and administrative, respectively.

                                  SIBYTE, INC.

                      (A COMPANY IN THE DEVELOPMENT STAGE)
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)

        Stock-based compensation expense related to stock options granted to consultants is recognized as the stock options are earned. The fair value of the stock options granted is calculated at each reporting date using the Black-Scholes option pricing model. As a result, the stock-based compensation expense will fluctuate as the fair market value of the Company's common stock fluctuates. The Company believes that the fair value of the stock options are more reliably measurable than the fair value of the services received. In connection with the grant of stock options to consultants, the Company recorded stock-based compensation expense of $11,000 and $1,751,000 (unaudited) for the year ended December 31, 1999, and for the nine months ended September 30, 2000, respectively.

NOTE 7 - INCOME TAXES:

       Deferred tax assets are summarized as follows:


                                                DECEMBER 31,
                                        ----------------------------
                                          1998               1999
                                        --------         -----------
Net operating loss carryforwards        $     --         $   562,000
Nondeductible liabilities                     --             880,000
Depreciation and amortization              1,000             248,000
Contract revenue                          84,000           1,145,000
                                        --------         -----------

      Gross deferred tax asset            85,000           2,835,000

Less:  Valuation allowance               (85,000)         (2,835,000)
                                        --------         -----------

Net deferred tax assets                 $     --         $        --
                                        ========         ===========

        Management believes that, based on a number of factors, the available objective evidence creates sufficient uncertainty regarding the realizability of the deferred tax assets such that a full valuation allowance has been recorded. These factors include the Company's history of losses, recent increases in expense levels, the fact that the market in which the Company competes is intensely competitive and characterized by rapidly changing technology, the lack of carryback capacity to realize deferred tax assets, and the uncertainty regarding market acceptance of the Company's products. The Company will continue to assess the realizability of the deferred tax assets based on actual and forecasted operating results.

        At December 31, 1999, the Company had net operating loss carryforwards for federal income tax purposes of approximately $1,600,000, which expire at various dates through 2019. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss and tax carryforwards may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to a cumulative ownership change of more than 50%, as defined, over a three year period.

NOTE 8 - BORROWINGS:

        In December 1999, the Company entered into a loan agreement with a financial institution. This loan provides for borrowings of up to $2,600,000, which are secured by a collateral account. Borrowings under the loan accrue interest at 6.75% per annum. At December 31, 1999, $1,000,000 was outstanding under this loan with unpaid principal due on June 10, 2000 and a collateral account appears for the same amount as restricted cash. This loan was repaid in 2000.

                                  SIBYTE, INC.

                      (A COMPANY IN THE DEVELOPMENT STAGE)
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)

NOTE 9 - LEASE COMMITMENTS:

        The Company leases office space and equipment under noncancelable operating leases expiring July 31, 2001. Rent expense for the year ended December 31, 1998 and 1999 was $5,000 and $210,000, respectively.

        Future minimum lease payments under noncancelable operating leases are as follows (in thousands):

        YEAR ENDED                                     OPERATING
        December 31,                                    LEASES
        ------------                                   ---------
          2000                                          $ 180
          2001                                            105
                                                        -----
          Total minimum lease payments                  $ 285
                                                        =====

        Future minimum lease payments do not include facilities, which have been provided by ATI at no cost (see Note 2).

NOTE 10 - SUBSEQUENT EVENTS (UNAUDITED):

WARRANTS ISSUED TO RELATED PARTY

        In October 2000, the Company entered into a Purchase Agreement (the "Agreement") with a stockholder. In the Agreement, the stockholder agreed to purchase a certain amount of the Company's product each quarter for ten quarters beginning February 2002. In connection with the Agreement, the Company issued warrants to purchase 6,720,000 shares of common stock at an exercise price of $0.001 to the stockholder. This warrant shall vest and become exercisable as to that number of warrant shares, and at each quarters as determined in accordance to a vesting schedule if the stockholder meets certain minimum purchase requirements. If the minimum purchase requirements are not met, the stockholder is subject to substantial penalties. These penalties serve as a significant disincentive to the stockholder for non performance under the purchase agreement. This warrant expires on the date, which is one year after the end of each of the quarters.

        In October 2000, the Company entered into a Development Agreement (the "Agreement") with a stockholder. In the Agreement, the stockholder agreed to fund $15.0 million of the Company's non-recurring engineering ("NRE") efforts. The fund is paid by installment over four quarters beginning February 2001. In connection with the Agreement, the Company issued warrants to purchase 410,000 shares of common stock at an exercise price of $0.001 to the stockholder. One quarter of the issued warrants shall vest and become exercisable on the date that the Company receives each NRE fee installment. This warrant expires on the thirtieth (30th) day following the earlier of (i) the date on which the Company receives the final installment of the NRE fee or (ii) the date on which the Agreement is terminated in accordance with its terms.

        On December 15, 2000, the Company completed a transaction whereby it was acquired by Broadcom Corporation ("Broadcom"). In connection with the acquisition, Broadcom issued an aggregate of approximately 5,043,000 shares of its Class A common stock in exchange for all the outstanding shares of the Company's preferred and common stock, and reserved approximately 2,427,000 additional shares of its Class A common stock for issuance upon exercise of outstanding employee stock options, warrants and other rights of the Company. If certain future performance goals are satisfied, Broadcom will issue up to an additional approximate 3,752,000 shares of its Class A common stock to the shareholders and option holders of the Company.

                                    * * * * *

ITEM 7.(b) PRO FORMA FINANCIAL INFORMATION.


              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               September 30, 2000
                                 (In thousands)

                                                                   HISTORICAL
                                                          --------------------------       PRO FORMA            PRO FORMA
                                                           BROADCOM          SIBYTE       ADJUSTMENTS            COMBINED
                                                          -----------       --------      -----------          -----------
ASSETS

Current assets:
  Cash and cash equivalents                               $   377,813       $ 31,792       $       --          $   409,605
  Short-term investments                                      104,570             --               --              104,570
  Accounts receivable, net                                    152,484             --               --              152,484
  Inventory                                                    44,471             --               --               44,471
  Deferred taxes                                                8,980             --               --                8,980
  Prepaid expenses and other current assets                    25,807          1,457               --               27,264
                                                          -----------       --------       ----------          -----------
          Total current assets                                714,125         33,249               --              747,374
Property and equipment, net                                    85,961          6,224               --               92,185
Deferred taxes                                                293,766             --          (81,054)(a)          212,712
Goodwill and purchased intangibles, net                     1,354,419             --          833,940 (a)        2,188,359
Other assets                                                   24,963            178               --               25,141
                                                          -----------       --------       ----------          -----------
          Total assets                                    $ 2,473,234       $ 39,651       $  752,886          $ 3,265,771
                                                          ===========       ========       ==========          ===========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Trade accounts payable                                  $    92,818       $  1,128       $       --          $    93,946
  Wages and related benefits                                   14,279            475               --               14,754
  Income taxes payable                                         29,068             --               --               29,068
  Accrued liabilities                                          25,058          3,751              350 (b)           29,159
  Current portion of long-term debt                             1,152             --               --                1,152
                                                          -----------       --------       ----------          -----------
          Total current liabilities                           162,375          5,354              350              168,079
Long-term debt, less current portion                              702             --               --                  702
Mandatorily convertible and redeemable preferred stock             --         53,218          (53,218)(c)               --
Shareholders' equity
  Common stock                                              2,629,682         29,470          (29,470)(c)        3,764,001
                                                                                            1,134,319 (d)
  Notes receivable from employees                             (13,561)            --               --              (13,561)
  Deferred compensation                                      (461,157)       (24,690)        (174,106)(a)         (635,263)
                                                                                               24,690 (c)
  Retained earnings (accumulated deficit)                     155,193        (23,701)        (173,380)(e)          (18,187)
                                                                                               23,701 (c)
                                                          -----------       --------       ----------          -----------
          Total shareholders' equity                        2,310,157        (18,921)         805,754            3,096,990
                                                          -----------       --------       ----------          -----------
          Total liabilities and shareholders' equity      $ 2,473,234       $ 39,651       $  752,886          $ 3,265,771
                                                          ===========       ========       ==========          ===========

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                  For the Nine Months Ended September 30, 2000
                      (In thousands, except per share data)

                                                     Historical
                                             ------------------------         Pro Forma            Pro Forma
                                             Broadcom         SiByte         Adjustments           Combined
                                             --------        --------         ---------            ---------
Revenue                                      $755,923        $     --         $      --            $ 755,923
Cost of revenue                               317,430              --                --              317,430
                                             --------        --------         ---------            ---------
Gross profit                                  438,493              --                --              438,493

Operating expense:
  Research and development                    163,350          14,626                --              177,976
  Selling, general and administrative          72,097           1,558                --               73,655
  Stock-based compensation expense             30,655              --            52,527 (g)           83,182
  Amortization of goodwill and
    purchased intangibles                      24,936              --           117,366 (f)          142,302
  In-process research and development          45,660              --                --               45,660
  Merger related costs                          4,745              --                --                4,745
                                             --------        --------         ---------            ---------
Income (loss) from operations                  97,050         (16,184)         (169,893)             (89,027)
Interest and other income, net                 12,984             946                --               13,930
                                             --------        --------         ---------            ---------
Income (loss) before income taxes             110,034         (15,238)         (169,893)             (75,097)
Provision (benefit) for income taxes           34,872              --            (9,695)              25,177
                                             --------        --------         ---------            ---------
Net income (loss)                            $ 75,162        $(15,238)        $(160,198)           $(100,274)
                                             ========        ========         =========            =========

Basic earnings (loss) per share              $   0.35                                              $   (0.46)
                                             ========                                              =========
Diluted earnings (loss) per share            $   0.29                                              $   (0.46)
                                             ========                                              =========
Weighted average shares (basic)               215,444                                                219,067
                                             ========                                              =========
Weighted average shares (diluted)             257,111                                                219,067
                                             ========                                              =========

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      For the Year Ended December 31, 1999
                      (In thousands, except per share data)

                                                     HISTORICAL
                                             -------------------------         PRO FORMA            PRO FORMA
                                             BROADCOM         SIBYTE          ADJUSTMENTS           COMBINED
                                             --------        ---------        -----------           ---------
Revenue                                      $521,225        $     245         $      --            $ 521,470
Cost of revenue                               211,991               --                --              211,991
                                             --------        ---------         ---------            ---------
Gross profit                                  309,234              245                --              309,479

Operating expense:
  Research and development                    121,733            7,858                --              129,591
  Selling, general and administrative          62,602              725                --               63,327
  Amortization of goodwill and
    purchased intangibles                          --               --           156,488 (f)          156,488
  Stock-based compensation expense                 --               --            70,035 (g)           70,035
  Merger related costs                         15,210               --                --               15,210
  Litigation settlement costs                  17,036               --                --               17,036
                                             --------        ---------         ---------            ---------
Income (loss) from operations                  92,653           (8,338)         (226,523)            (142,208)
Interest and other income, net                  8,648              115                --                8,763
                                             --------        ---------         ---------            ---------
Income (loss) before income taxes             101,301           (8,223)         (226,523)            (133,445)
Provision (benefit) for income taxes           28,830               --            (8,089)(h)           20,741
                                             --------        ---------         ---------            ---------
Net income (loss)                            $ 72,471        $  (8,223)        $(218,434)           $(154,186)
                                             ========        =========         =========            =========

Basic earnings (loss) per share              $   0.36                                               $   (0.75)
                                             ========                                               =========
Diluted earnings (loss) per share            $   0.31                                               $   (0.75)
                                             ========                                               =========
Weighted average shares (basic)               201,667                                                 205,290
                                             ========                                               =========
Weighted average shares (diluted)             235,651                                                 205,290
                                             ========                                               =========

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. BASIS OF PRESENTATION

        The following unaudited pro forma condensed combined financial statements give effect to the acquisition by Broadcom Corporation (the "Company") of SiByte, Inc. ("SiByte"). This acquisition was completed on December 15, 2000.

        The accompanying Unaudited Pro Forma Condensed Combined Statements of Operations (the "Pro Forma Statements of Operations") for the twelve months ended December 31, 1999 and the nine months ended September 30, 2000 give effect to the acquisition of SiByte, accounted for as purchase business combination, as if it had occurred on January 1, 1999. The Pro Forma Statements of Operations are based on historical results of operations of the Company and SiByte for the twelve months ended December 31, 1999 and the nine months ended September 30, 2000. The Unaudited Pro Forma Condensed Combined Balance Sheet (the "Pro Forma Balance Sheet") gives effect to the acquisition as if it had occurred on September 30, 2000. The Pro Forma Statements of Operations and Pro Forma Balance Sheet and accompanying notes (the "Pro Forma Financial Information") should be read in conjunction with, and are qualified by reference to, the historical financial statements of the Company and SiByte and the related notes thereto.

        The Pro Forma Financial Information is intended for informational purposes only and is not necessarily indicative of the future financial position or future results of operations of the Company after the acquisition of SiByte, or of the financial position or results of operations of the Company that would have actually occurred had the acquisition of SiByte been effected on January 1, 1999.

2. PRO FORMA ASSUMPTIONS

        The acquisition has been accounted for under the purchase method of accounting. The Company obtained an independent appraisal of the fair value of the tangible and intangible assets acquired in order to allocate the purchase price in accordance with APB Opinion No. 16, Business Combinations ("APB 16"). The following represents the preliminary allocation of the purchase price over the historical net book values of the acquired assets and assumed liabilities of the SiByte at September 30, 2000, and is included for illustrative pro forma purposes only. Assuming the transaction had occurred on September 30, 2000, the allocation would have been as follows (in thousands):

        Assumed value of shares of the Company's
          common stock issued and value of Company's
          restricted common stock, employee stock
          options and performance-based warrants
          exchanged                                           $ 1,134,319
        Estimated transaction costs                                   350
                                                              -----------
        Estimated total acquisition costs                       1,134,669
        Less: net assets assumed                                   34,297
                                                              -----------
        Unallocated excess of acquisition costs
          over net assets assumed                             $ 1,100,372
                                                              ===========

        Preliminary allocation to:
          In-process research and development                 $   173,380
          Goodwill and purchased intangibles                      833,940
          Deferred taxes                                          (81,054)
          Deferred stock-based compensation                       174,106
                                                              -----------
                                                              $ 1,100,372
                                                              ===========

        The purchase price of SiByte consists of 7,469,420 shares of common stock which includes a) 3,622,717 shares of common stock valued at $717.0 million based upon the Company's stock price for a short period just before and after the Company and SiByte reached agreement and the proposed transaction was announced and b) 3,846,703 shares of restricted common stock, employee stock options and performance-based warrants valued at $417.3 million in accordance with FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation - an Interpretation of APB No. 25" ("FIN 44").

        In connection with the acquisition of SiByte, if certain future performance goals are satisfied, the Company will issue up to an additional 3,751,878 shares of common stock. This additional consideration will be accounted for in accordance with APB 16, FIN 44 and EITF 95-8: Accounting for Contingent Consideration Paid to Shareholders of an Acquired Enterprise in a Purchase Business Combination. Any additional consideration will be allocated to goodwill and deferred compensation and amortized over the remaining respective lives. In addition, certain options assumed in these transactions will be subject to variable accounting and will be periodically revalued over the vesting period until all performance goals are satisfied.

        For purposes of the Pro Forma Financial Information, the estimated amount of the in-process research and development is $173.4 million, which is based upon an independent third party valuation. Because such in-process research and development is not expected to reach the stage of technological feasibility by the anticipated acquisition date and is expected to have no alternative future use, this amount shall be immediately written-off by the Company and has been reflected in the pro forma balance sheet as a charge against retained earnings.

3. PRO FORMA ADJUSTMENTS

        The pro forma financial information reflects the following adjustments:

        (a) To record the preliminary allocation of the purchase price to goodwill and purchased intangibles, deferred tax liabilities and deferred compensation.

        (b) To accrue estimated transaction costs.

        (c) To eliminate SiByte stockholders' equity accounts.

        (d) To record the acquisition of SiByte's equity securities by the issuance of the Company's common stock, restricted common stock and assumption of employee stock options and performance-based warrants.

        (e) To record the allocation of purchase price to in-process research and development.

        (f) To record amortization expense for goodwill and purchased intangibles over an expected estimated period of benefit ranging from two to five years.

        (g) To record stock-based compensation expense generally over a three to four-year period.

        (h) Reflects the estimated tax effects of the pro forma adjustments. The pro forma adjustments for the amortization of goodwill and purchased intangibles, in-process research and development, and certain stock-based compensation are excluded from such computations, as the Company does not expect to realize any benefit from these items.

4. EARNINGS PER SHARE

        Basic and diluted earnings (loss) per share for each period is calculated by dividing pro forma net income (loss) by the shares used to calculate earnings (loss) per share in the historical period plus the effect of the shares and options which were exchanged or assumed in connection with the acquisition of SiByte. Potential common shares are excluded from the calculation of diluted earnings (loss) per share in a loss period, as the effect would be antidilutive.

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

                                   SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             BROADCOM CORPORATION,
                                             a California corporation

February 28, 2001                            By: /s/ WILLIAM J. RUEHLE
                                                 -----------------------------
                                                     William J. Ruehle
                                                     Vice President and
                                                     Chief Financial Officer

                                                 /s/ SCOTT J. POTERACKI
                                                 -----------------------------
                                                     Scott J. Poteracki
                                                     Senior Director of Finance
                                                     and Corporate Controller
                                                     (Principal Accounting
                                                     Officer)

                                 EXHIBIT INDEX

        EXHIBIT
        NUMBER                    DESCRIPTION
        -------                   -----------
         23.1          Consent of Independent Accountants